Exhibit 2

AMENDMENT NO. 1 TO AGREEMENT

        THIS AMENDMENT No. 1, dated as of August 13, 2009 (“Amendment No. 1”), to the Agreement dated February 4, 2009 (the “Agreement”), by and among White Electronic Designs Corporation, an Indiana corporation (“WEDC”), Wynnefield Partners Small Cap Value, L.P. (and its affiliates) (“Wynnefield Partners”), Caiman Partners, L.P. (and its affiliates) (“Caiman Partners), Kahn Capital Management LLC (“Kahn Partners”) and, solely with respect to Section 8(b) of the Agreement in each of their respective capacities as shareholders, Jack A. Henry, Paul D. Quadros, Thomas M. Reahard, Thomas J. Toy and Edward A. White (the “Other Parties”). For purposes of this Amendment No. 1, other than as set forth in Section 3.1 hereof, Wynnefield Partners and the Other Parties are merely signatories, acknowledging, approving and affirming this Amendment No. 1 and shall not be deemed to take on further obligations as a result of this Amendment No. 1. From time to time in this Amendment No. 1, the signatories hereto are referred to individually as a “Party” and together as the “Parties.”

RECITALS

        WHEREAS, Brian Kahn, the Chairman of the Board of Directors (the “Board”) of WEDC, through his affiliated entities Caiman Partners and Kahn Partners (Mr. Kahn, together with Caiman Partners and Kahn Partners, the “Kahn Entities”), is currently deemed to beneficially own shares of common stock of WEDC (the “Common Stock”) totaling, in the aggregate, 803,700 shares, or approximately 3.5% of the Common Stock issued and outstanding; and

        WHEREAS, the Parties hereto have agreed to enter into this Amendment No. 1 to the Agreement to provide for the acquisition by the Kahn Entities of Common Stock pursuant to a single tender offer to all shareholders, wherein, after the tender offer, the Kahn Entities may own (after aggregating all ownership whether acquired before or after the tender offer) up to 19.99% of the issued and outstanding Common Stock (the “Tender Offer”), in exchange for certain additional obligations set forth herein.

        NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

        Section 1.1. Capitalized terms used but not otherwise defined herein have the meanings assigned thereto in the Agreement.

        Section 2.1. Section 6(b) of the Agreement is amended and restated in its entirety as follows:

        “purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of any Common Stock or other securities issued by WEDC, if in any such case, immediately after the taking of such action, (1) Wynnefield Partners would, in the aggregate, beneficially own more than 9.9% of the then outstanding shares of Common Stock or (2) the Kahn Entities (with their affiliates) would, in the aggregate, collectively beneficially own more than 9.9% of the then outstanding shares of Common stock; notwithstanding the foregoing, the Kahn Entities may exceed the 9.9% threshold set forth directly above in connection with acquisitions of Common Stock in the Tender Offer but in no event may their ownership percentage exceed 19.99% of the issued and outstanding Common Stock.

        Section 2.2. Notwithstanding anything to the contrary in the Agreement, the Kahn Entities hereby also agree to comply with all of the obligations in clause (a), (c), (d), (e), (f), (g), (h), (i), (j), and (k) of Section 6 until the termination date set forth in Section 2.4 of this Amendment No. 1.

        Section 2.3. The Kahn Entities hereby agree that its obligations of Section 7 of the Agreement are hereby extended to include WEDC 2010 annual shareholders’ meeting so that the Kahn Entities agree to vote all shares of Common Stock beneficially owned by him or them for each of WEDC’s nominees for election to the Board, as proposed by WEDC’s Nominating Committee and approved by the Board. In addition, from the date hereof until the termination date set forth in Section 2.4 of this Amendment No. 1, the Kahn Entities shall, and shall cause their respective officers, directors, employees, representatives and agents to, vote any shares of Common Stock beneficially owned by them in connection with any matter or proposal submitted to a vote of WEDC’s shareholders as recommended by a majority of the members of the Board.

        Section 2.4. Notwithstanding the termination provisions of Section 9 of the Agreement, the Kahn Entities’ obligations under this Amendment No. 1 shall continue until two business days following the 2010 WEDC annual meeting of shareholders.

        Section 3.1. WEDC and the Kahn Entities may disclose the existence of this Amendment No. 1 after its execution pursuant to one joint press release that is mutually and reasonably acceptable to the parties and no Party hereunder shall make any other public release(s) regarding the matters hereof. The Kahn Entities hereto agree that while this Amendment No. 1 and the Agreement remain in effect, they shall refrain from any disparagement, defamation, libel, or slander with respect to any other Party or its affiliates or from publicly criticizing such other Party or its affiliates.

        Section 3.2. Except as specifically amended pursuant to the terms of this Amendment No. 1, the terms and provisions of the Agreement shall remain in full force and effect.

        Section 3.3. This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[signatures on following page]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their duly authorized representatives as of the day and year first written above.

White Electronic Designs Corporation By: /s/ Roger A. Derse Name: Roger A. Derse Title: Chief Financial Officer	Wynnefield Partners Small Cap Value, L.P., By: /s/ Nelson Obus Its: General Partner
Caiman Partners, L.P By: /s/ Brian R. Kahn Its: General Partner	Kahn Capital Management LLC By: /s/ Brian Kahn Its:

Other Parties:

/s/ Paul D. Quadros Paul D. Quadros, a shareholder	/s/ Jack A. Henry Jack A. Henry, a shareholder

/s/ Thomas M. Reahard Thomas M. Reahard, a shareholder	/s/ Thomas J. Toy Thomas J. Toy, a shareholder

/s/ Edward A. White Edward A. White, a shareholder

SIGNATURE PAGE TO AMENDMENT
NO. 1